Exhibit 99.1

Astronics Corporation Appoints Linda O’Brien
to its Board of Directors
EAST AURORA, NY, March 2, 2023 – Astronics Corporation (Nasdaq: ATRO), a leading supplier of advanced technologies and products to the global aerospace and defense industries, today announced the appointment of Linda O’Brien to its Board of Directors, effective February 24, 2023. Ms. O’Brien is Vice President and Chief Engineer at Lockheed Martin Aeronautics, a position she has held since 2021. She was originally employed by Lockheed/General Dynamics from 1986 to 2006, rejoining the company in 2016. She has held a variety of positions including Program Management Director and Deputy Vice President of ISR and Unmanned Systems, Engineering Director- Deputy to the Vice President of Engineering and Technology and Engineering Director- Chief Engineer of Advanced Pilot Training. Prior to Lockheed, Ms. O’Brien was a Senior Program Manager at Sikorsky Aircraft Company and Director of Commercial Programs for Bell Helicopter Textron.
Peter J. Gundermann, Chairman, President and CEO of Astronics, commented, “Linda brings a wealth of technical and aerospace industry knowledge to our board. Her expertise is directly relevant to our business, and we look forward to her contributions as we focus on the opportunities and challenges of the future.”
Ms. O’Brien holds a B.S. in Mechanical Engineering from the University of Tennessee, an M.S. in Mechanical Engineering from Southern Methodist University and an M.B.A. from Texas Christian University.
The addition of Ms. O’Brien brings the Astronics’ Board of Directors to nine directors, eight of whom are independent.
About Astronics Corporation
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission critical industries with proven, innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges. For over 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, militaries, completion centers and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics. The Company’s strategy is to increase its value by developing technologies and capabilities that provide innovative solutions to its targeted markets.
For more information on Astronics and its solutions, visit Astronics.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions and include all statements with regard to growth, revenue diversification and earnings power. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the impact of a global pandemic and governmental and other actions taken in response, trend in growth with passenger power and connectivity on airplanes, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and

Astronics Corporation Appoints Linda O’Brien to its Board of Directors

March 1, 2023

delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and relationships, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Company Contact:	Investor Contact:
David C. Burney	Kei Advisors LLC
Executive Vice President and CFO	Deborah K. Pawlowski
invest@astronics.com	Investor Relations
+1.716.805.1599	dpawlowski@keiadvisors.com
+1.716.843.3908
# # #